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                                                                     EXHIBIT 2.3
                               U.S. CELLULOSE CO.
                             EMPLOYEE SEVERANCE PLAN

                                OCTOBER 15, 1999


1. INTRODUCTION

        1.1 PURPOSE. The purpose of the U.S. Cellulose Employee Severance Plan (the "Plan") is to provide certain benefits to employees of U.S. Cellulose Co., a California corporation (the "Company"), upon a change in ownership of the Company.

        1.2 NOT A QUALIFIED RETIREMENT PLAN. The Plan is not a qualified retirement plan under Section 401 of the Internal Revenue Code of 1986, as amended, nor is it subject to any provision of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be governed by, and construed in accordance with, the laws of the State of California.

        1.3 EFFECTIVE DATE. The Company hereby establishes the Plan, as set forth in this document, effective October 15, 1999. Any of the Company's prior policies and practices, whether formal or informal, regarding severance or similar payments upon employment termination for the Participants, are hereby revoked and superseded by this Plan.

        1.4 VESTING. This Plan establishes and vests, as of the date of any Change in Control (as defined below), in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms thereof, enforceable by the Participant against the Company.

        1.5 NO TRUST CREATED. The Severance Payments (as defined below) and costs of this Plan shall be paid by the Company out of its general assets. Nothing contained in this Plan shall be deemed to create a trust of any kind.


        2. ADMINISTRATION

        2.1 THE BOARD OF DIRECTORS. The Plan shall be administered by the Board of Directors of the Company. The interpretation and construction by the Board of Directors of the Company of any provisions of the Plan or of any right granted under the Plan shall be final and binding on all Participants. The Board of Directors of the Company may adopt such rules or guidelines as it deems appropriate to implement the Plan. No member of the Board of Directors of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any right granted under the Plan.

        2.2 ACTION BY THE COMPANY. Any action required or permitted by the Company under the Plan shall be by resolution of its Board or any person or persons authorized by resolution of its Board.

        3. PLAN PARTICIPANTS

        3.1 PARTICIPANTS. The participants in the Plan (the "Participants") shall consist of each full-time employee of the Company who has been employed by the Company on a full time basis


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for at least one year immediately preceding the date of any Change in Control
(as defined below), with the exception of Frederick L. and Barbara Parkinson. For informational purposes only, Exhibit A attached hereto sets forth each of the full-time employees of the Company as of October 15, 1999, together with the date on which such employee became a full-time employee of the Company.

        3.2 CHANGE IN CONTROL. For purposes of this Plan, a "Change in Control" shall mean the earlier to occur of any of the following events with respect to the Company:

               (1) The acquisition by any individual, group of individuals or other entity (excluding the acquisition by any current shareholders of the Company or an employee stock ownership plan or any Affiliate (as defined below) of the Company) of fifty-one percent (51%) or more of the voting power of the voting securities of the Company;

               (2) The consummation of a merger, consolidation or reorganization of the Company (other than a merger, consolidation or reorganization upon the consummation of which shareholders of the Company or an Affiliate shall own more than a majority of the then outstanding voting securities of the surviving company);

               (3) The liquidation, dissolution or sale of eighty percent (80%) or more of the aggregate fair market value of the assets of the Company to any individual, group of individuals or other entity (excluding the acquisition by any current shareholders of the Company or an employee stock ownership plan or any Affiliate).

        3.3 AFFILIATE. For purposes of this Plan, an "Affiliate" shall mean any other individual, corporation, partnership, limited liability company or other entity, directly or indirectly, controlling or controlled by or under direct common control with the Company. For the purposes of this definition, "control" when used with respect to any specified individual or entity means the power to direct the management and policies of such individual or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the meanings "controlling" and "controlled" shall have meanings correlative to the foregoing.

        4. SEVERANCE PAYMENTS

        4.1 SEVERANCE PAYMENTS. Upon any Change in Control (as defined below), the Company shall pay to each Participant a severance payment (the "Severance Payment") in the amount which shall be determined by the following schedule (the "Severance Payment Amount"):

               (1) For any Participant who has been employed by the Company on a full-time basis for at least the one (1) year period immediately preceding the Change in Control, but not more than the two (2) year period immediately preceding the Change in Control, the Severance Payment Amount shall be the amount equal to such Participant"s monthly salary as of February 28, 1999 multiplied by three (3);

               (2) For any Participant who has been employed by the Company on a full-time basis for at least the two (2) year period immediately preceding the Change in Control, but not more than the three (3) year period immediately preceding the Change in Control, the Severance Payment Amount shall be the amount equal to such Participant"s monthly salary as of February 28, 1999 multiplied by six (6);


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               (3) For any Participant who has been employed by the Company on a full-time basis for at least the three (3) year period immediately preceding the Change in Control, but not more than, the four (4) year period immediately preceding the Change in Control, the Severance Payment Amount shall be the amount equal to such Participant"s monthly salary as of February 28, 1999 multiplied by nine (9); and

               (4) For any Participant who has been employed by the Company on a full-time basis for at least the four (4) year period immediately preceding the Change in Control, the Severance Payment Amount shall be the amount equal to such Participant's monthly salary as of February 28, 1999 multiplied by twelve
(12).

        4.2 LIMITATION. In no event shall the aggregate Severance Payment Amount for all Participants due a Severance Payment under this Plan (the "Aggregate Severance Payment Amount") exceed the aggregate amount equal to Four Hundred Thousand Dollars ($400,000) (the "Severance Payment Amount Maximum"). If the Aggregate Severance Payment Amount exceeds the Severance Payment Amount Maximum, then the Severance Payment Amount due each Participant shall be determined by applying the percentage that each Participant would be entitled to participate in the Aggregate Severance Payment Amount at the time of the Change in Control against the Severance Payment Amount Maximum.

        4.3 RELEASE. As a condition to receipt of payments under this Plan, (a) a Participant must execute and deliver to the Company a written release, in the form attached hereto as Exhibit B and incorporated herein by reference (the "Release"), which shall become effective in accordance with its terms and (b) any revocation period required under any applicable law, including, without limitation, any revocation period set forth in the Release, shall have expired. The failure or refusal of a Participant to sign a Release, or the revocation of a Release (to the extent permitted by its terms) shall disqualify the Participant from receiving benefits under this Plan. If a Participant files a legal action asserting any claim or demand within the scope of the Release, the Company shall retain all rights and benefits of the Release and may (a) cancel all future obligations under the Release; and (b) recoup the value of all payments and benefits paid under this Plan, together with the Company's costs and attorneys fees.

        5. PAYMENT OF SEVERANCE PAYMENT AMOUNTS

        5.1 PAYMENT OF SEVERANCE PAYMENT AMOUNTS. All Severance Payment Amounts shall be payable by the Company in cash, net of any required employer and employee payroll tax payments and withholdings, at the times set forth in Sections 5.2 through 5.4 of this Plan. The Company reserves the right to offset Severance Payment Amounts payable under this Plan by any advanced monies the Participant owes the Company.

        5.2 INVOLUNTARY TERMINATION. If a Participant is involuntarily terminated following a Change in Control, the Company or its successor shall pay the Severance Payment Amount due such Participant in thirty-six (36) equal monthly installments, with the first payment due on the first day of the month immediately following such involuntary termination, and each subsequent payment due on the first day of each successive month thereafter. For purposes of this Plan, a Participant shall be deemed to have been "involuntary terminated following a Change of Control" upon the occurrence of any of the following: (a) a Participant is terminated as an employee of the


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Company or its successor within twelve (12) months of the Change of Control
(other than a termination for Cause (as defined below)), or (b) the Company or its successor informs Participant, at any time within twelve (12) months of the Change in Control, that such Participant's continued employment with the Company or its successor is conditioned upon the relocation of such Participant's place of employment to a location in excess of thirty (30) miles from such Participant's prior place of employment, and as a result of such relocation condition, such Participant terminates his or her employment with the Company or its successor.

        5.3 VOLUNTARY TERMINATION. If a Participant's employment with the Company or its successor is terminated following a Change in Control for any reason other than that which would constitute an involuntary termination pursuant to Section 5.2 of the Plan, the Company or its successor shall pay the Severance Payment Amount due such Participant in one lump sum amount upon the three (3) year anniversary of such Participant's termination of employment pursuant to this Section 5.3. Such anniversary date will not be extended for any such Participant who is rehired as an employee, an independent contractor, or in other such capacity by the Company at any time before the Severance Payment Amount is paid to such Participant pursuant to this Plan.

        5.4 EMPLOYED PARTICIPANTS. For any Participant who remains employed by the Company or its successor for the three (3) year period immediately following the Change in Control, the Company or its successor shall pay the Severance Payment Amount due such Participant in thirty-six (36) equal monthly installments, with the first payment due on the first day of the month immediately following the three (3) year anniversary of the Change in Control, and each subsequent payment due on the first day of each successive month thereafter. All such payments shall be in addition to any other salary or benefits received by the Participant by virtue of the Participant's continued employment by the Company or its successor.

        5.5 DEATH OR LEGAL INCAPACITY. If any Participant dies or becomes legally incapacitated prior to the date that all of the Severance Payment Amount is paid to such Participant pursuant to this Plan, then the Company or its successor shall pay to such Participant's beneficiary or beneficiaries in the case of such death, or to such Participant's legal guardian or conservator, as applicable, in the case of such legal incapacity, any and all remaining unpaid payments of the Severance Payment Amount due such Participant under this Plan as and when such payments would have been paid to such Participant under the Plan. If a Participant dies while an employee of the Company or its successor or suffers a permanent disability or legal incapacity resulting in the termination of the Participant's employment within the three (3) year period immediately following the Change in Control, the Company or its successor shall pay the Severance Payment Amount due such Participant in one lump sum amount within six
(6) months of the Participant's death or the termination of Participant's employment.

        5.6 REHIRED EMPLOYEES. A Participant who is rehired as an employee, an independent contractor, or in other such capacity by the Company at any time before all of the Severance Payment Amount is paid to such Participant pursuant to this Plan, following an involuntary termination described in Section 5.2, shall continue to receive such payments under this Plan in accordance with the payment schedule set forth in Section 5.2 and will not be required to reimburse the Company for payments already made.

        5.7 OTHER BENEFIT PLANS. No amount paid to a Participant under this Plan shall be deemed to be compensation with respect to the Participant's entitlement to benefits under any


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employee benefit plan established by the Company for its employees unless otherwise specifically provided in such plan or such other individual employment arrangements as may apply to the Participant.

        5.8 TERMINATION FOR CAUSE. If the Company terminates the Participant for Cause, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's then existing benefit plans and policies at the time of such termination. "Cause" shall mean (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an Employee and intended to result in substantial personal enrichment of the Participant, (ii) the Participant's conviction of a felony that is injurious to the Company, or (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company.


        6. MISCELLANEOUS

        6.1 WITHHOLDING TAXES. To the extent required by applicable federal, state or local law, the recipient of any payment or distribution under the Plan shall make arrangements satisfactory to the Company or its successor for the satisfaction of any withholding tax obligations that arise by reason of the receipt or vesting of such payment or distribution. The Company or its successor shall not be required to make any cash payment under the Plan until such obligations are satisfied.

        6.2 ASSIGNMENT. Except as provided in Section 5.5, no rights or interests granted by the Company under this Plan to any Participant shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law, and any act in violation of this Section shall be void.

        6.3 AMENDMENT. Any amendment, modification or termination of this Plan shall require the written consent of the Company and all of the Participants.


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        6.4 EMPLOYMENT STATUS. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment. If the Participant's employment with the Company or a successor entity terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company's established employee plans and practices or other agreements with the Company at the time of termination.

        6.5 COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

        6.6 PARTICIPANT'S SUCCESSORS. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        6.7 NO DUTY TO MITIGATE. The Participant shall not be required to mitigate the amount of any benefits contemplated by this Plan, nor shall any such benefits be reduced by any earnings or benefits that the Participant may receive from any other source.

        6.8 CAPTIONS. The captions of articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

        6.9 SEVERABILITY. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to, and to have contained from the outset such language as shall be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law; and (b) all other provisions of the Plan shall remain in full force and effect.


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               IN WITNESS WHEREOF, U.S. CELLULOSE CO., a California corporation, hereby adopts the U.S. CELLULOSE CO. EMPLOYEE SEVERANCE PLAN, effective as set forth above, as of 15th Day of October, 1999.


                                          U.S. CELLULOSE CO., a California
                                          corporation



        Date: October   18, 1999   By:      /s/ FREDERICK PARKINSON
                                      ------------------------------------
                                            Frederick Parkinson
                                            President/Secretary

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